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                      June 10, 2024

       Anthony Folger
       Executive Vice President and Chief Financial Officer
       Progress Software Corporation
       15 Wayside Road, Suite 400
       Burlington, Massachusetts 01803

                                                        Re: Progress Software
Corporation
                                                            Form 10-K for the
fiscal year ended November 30, 2023
                                                            File No. 000-19417

       Dear Anthony Folger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Jon Venick